ENERGY TRANSFER REPORTS SOLID THIRD QUARTER 2019 RESULTS

•	Net income attributable to partners of $832 million, reflecting an increase over previous period primarily due to higher operating income and the impact of the simplification transaction.

•	Adjusted EBITDA of $2.79 billion, up 8 percent from the third quarter of 2018.

•	Distributable Cash Flow attributable to partners of $1.52 billion, up 10 percent from the third quarter of 2018.

•	Distribution coverage ratio of 1.88x, yielding excess coverage of $712 million of Distributable Cash Flow attributable to partners in excess of distributions.
Dallas - November 6, 2019 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”) today reported financial results for the quarter ended September 30, 2019.
ET reported net income attributable to partners for the three months ended September 30, 2019 of $832 million, an increase of $461 million compared to the three months ended September 30, 2018. For the prior period, net income attributable to partners continues to reflect only the amount of net income attributable to the legacy Energy Transfer LP partners prior to the simplification merger transaction of ET and Energy Transfer Operating, L.P. (“ETO”) on October 19, 2018 (the “ETO Merger”).
Adjusted EBITDA for the three months ended September 30, 2019 was $2.79 billion, an increase of $209 million compared to the three months ended September 30, 2018. Results were supported by continued strong performance among several of the Partnership’s core segments, with another record operating performance in the Partnership’s NGL and refined products segment.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2019 was $1.52 billion, an increase of $137 million compared to the three months ended September 30, 2018. The increase was primarily due to the increase in Adjusted EBITDA.
Key accomplishments and current developments:
Operational

•	The JC Nolan Pipeline joint venture successfully commissioned its diesel fuel pipeline in West Texas during the third quarter of 2019.

•	The Arrowhead III processing plant went into service in early July 2019 and is projected to be full by year-end.

•	Phase II of the Red Bluff Express pipeline was completed ahead of schedule in August 2019.

•	The Permian Express 4 expansion went into full service on October 1, 2019.
Strategic

•
On September 16, 2019, the Partnership entered into a definitive merger agreement to acquire SemGroup Corporation (“SemGroup”) in a unit and cash transaction (the “SemGroup Merger”). Total consideration, including the assumption of debt is approximately $5 billion, based on the closing price of the Partnership’s common units on September 13, 2019. The transaction is subject to the approval of SemGroup’s stockholders, and the SemGroup stockholders’ meeting is scheduled for December 4, 2019. We expect to close the transaction shortly after receipt of the vote, and the Partnership expects to contribute the SemGroup assets to ETO subsequent to closing the acquisition.

Financial

•
In October 2019, ET announced a quarterly distribution of $0.305 per unit ($1.220 annualized) on ET common units for the quarter ended September 30, 2019. The distribution coverage ratio for the third quarter of 2019 is 1.88x.

•	In October 2019, ETO entered into a term loan credit agreement providing for a $2 billion three-year term loan credit facility. Borrowings under the term loan agreement mature on October 17, 2022.

•	As of September 30, 2019, ETO’s $6.00 billion revolving credit facilities had an aggregate $3.32 billion of available capacity, and ETO’s leverage ratio, as defined by its credit agreement, was 3.63x.

ET benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30 percent of the Partnership’s consolidated Adjusted EBITDA for the three months ended September 30, 2019. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 8:00 a.m. Central Time, Thursday, November 7, 2019 to discuss its third quarter 2019 results and provide a partnership update. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com or ir.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGL and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets.  ET, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets	$7,066	$6,750

Property, plant and equipment, net	69,169	66,963

Advances to and investments in unconsolidated affiliates	2,992	2,642
Lease right-of-use assets, net (a)	889	—
Other non-current assets, net	1,089	1,006
Intangible assets, net	5,781	6,000
Goodwill	4,870	4,885
Total assets	$91,856	$88,246
LIABILITIES AND EQUITY
Current liabilities	$7,037	$9,310

Long-term debt, less current maturities	46,840	43,373
Non-current derivative liabilities	360	104
Non-current operating lease liabilities (a)	807	—
Deferred income taxes	3,133	2,926
Other non-current liabilities	1,138	1,184

Commitments and contingencies
Redeemable noncontrolling interests	499	499

Equity:
Total partners’ capital	20,918	20,559
Noncontrolling interests	11,124	10,291
Total equity	32,042	30,850
Total liabilities and equity	$91,856	$88,246

(a)	Lease-related balances as of September 30, 2019 were recorded in connection with the required adoption of the new lease accounting principles (referred to as ASC 842) on January 1, 2019.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES	$13,495	$14,514	$40,493	$40,514
COSTS AND EXPENSES:
Cost of products sold	9,890	11,093	29,607	31,681
Operating expenses	806	784	2,406	2,280
Depreciation, depletion and amortization	784	750	2,343	2,109
Selling, general and administrative	173	184	499	515
Impairment losses	12	—	62	—
Total costs and expenses	11,665	12,811	34,917	36,585
OPERATING INCOME	1,830	1,703	5,576	3,929
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(579)	(535)	(1,747)	(1,511)
Equity in earnings of unconsolidated affiliates	82	87	224	258
Losses on extinguishments of debt	—	—	(18)	(106)
Gains (losses) on interest rate derivatives	(175)	45	(371)	117
Other, net	57	41	99	97
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE (BENEFIT)	1,215	1,341	3,763	2,784
Income tax expense (benefit) from continuing operations	54	(52)	214	6
INCOME FROM CONTINUING OPERATIONS	1,161	1,393	3,549	2,778
Loss from discontinued operations, net of income taxes	—	(2)	—	(265)
NET INCOME	1,161	1,391	3,549	2,513
Less: Net income attributable to noncontrolling interests	317	1,008	931	1,412
Less: Net income attributable to redeemable noncontrolling interests	12	12	38	24
NET INCOME ATTRIBUTABLE TO PARTNERS	832	371	2,580	1,077
Series A Convertible Preferred Unitholders’ interest in income	—	—	—	33
General Partner’s interest in net income	1	1	3	3
Limited Partners’ interest in net income	$831	$370	$2,577	$1,041
NET INCOME PER LIMITED PARTNER UNIT:
Basic	$0.32	$0.32	$0.98	$0.93
Diluted	$0.32	$0.32	$0.98	$0.93
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	2,624.9	1,158.2	2,621.9	1,117.7
Diluted	2,635.5	1,158.2	2,632.9	1,158.2

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (b):
Net income	$1,161	$1,391	$3,549	$2,513
Loss from discontinued operations	—	2	—	265
Interest expense, net of capitalized interest	579	535	1,747	1,511
Impairment losses	12	—	62	—
Income tax expense (benefit) from continuing operations	54	(52)	214	6
Depreciation, depletion and amortization	784	750	2,343	2,109
Non-cash compensation expense	27	27	85	82
Losses (gains) on interest rate derivatives	175	(45)	371	(117)
Unrealized losses (gains) on commodity risk management activities	(64)	(97)	(90)	255
Losses on extinguishments of debt	—	—	18	106
Inventory valuation adjustments	26	7	(71)	(50)
Equity in earnings of unconsolidated affiliates	(82)	(87)	(224)	(258)
Adjusted EBITDA related to unconsolidated affiliates	161	179	470	503
Adjusted EBITDA from discontinued operations	—	—	—	(25)
Other, net	(47)	(33)	(67)	(59)
Adjusted EBITDA (consolidated)	2,786	2,577	8,407	6,841
Adjusted EBITDA related to unconsolidated affiliates	(161)	(179)	(470)	(503)
Distributable cash flow from unconsolidated affiliates	107	109	307	312
Interest expense, net of capitalized interest	(579)	(535)	(1,747)	(1,513)
Preferred unitholders’ distributions	(68)	(51)	(185)	(116)
Current income tax expense	(2)	(24)	(23)	(465)
Transaction-related income taxes	—	—	—	470
Maintenance capital expenditures	(178)	(156)	(440)	(373)
Other, net	19	16	56	29
Distributable Cash Flow (consolidated)	1,924	1,757	5,905	4,682
Distributable Cash Flow attributable to Sunoco LP (100%)	(133)	(147)	(331)	(330)
Distributions from Sunoco LP	41	41	123	123
Distributable Cash Flow attributable to USAC (100%)	(55)	(47)	(164)	(93)
Distributions from USAC	24	21	66	52
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(283)	(253)	(827)	(580)
Distributable Cash Flow attributable to the partners of ET – pro forma for the ETO Merger (a)	1,518	1,372	4,772	3,854
Transaction-related adjustments	3	12	6	25
Distributable Cash Flow attributable to the partners of ET, as adjusted – pro forma for the ETO Merger (a)	$1,521	$1,384	$4,778	$3,879
Distributions to partners – pro forma for the ETO Merger (a):
Limited Partners (c)	$808	$798	$2,407	$2,305
General Partner	1	1	3	3
Total distributions to be paid to partners	$809	$799	$2,410	$2,308
Common Units outstanding – end of period – pro forma for the ETO Merger (a)	2,627.0	2,617.1	2,627.0	2,617.1
Distribution coverage ratio – pro forma for the ETO Merger (a)	1.88x	1.73x	1.98x	1.68x

(a)
The closing of the ETO Merger has impacted the Partnership’s calculation of Distributable Cash Flow attributable to partners, as well as the number of ET Common Units outstanding and the amount of distributions to be paid to partners for the three and nine months ended September 30, 2018. In order to provide information on a comparable basis for pre-ETO Merger and post-ETO Merger periods, the Partnership has included certain pro forma information for the three and nine months ended September 30, 2018.

Pro forma Distributable Cash Flow attributable to partners reflects the following merger related impacts:

•	ETO is reflected as a wholly-owned subsidiary and pro forma Distributable Cash Flow attributable to partners reflects ETO’s consolidated Distributable Cash Flow (less certain other adjustments);

•	Distributions from Sunoco LP and USAC include distributions to both ET and ETO; and

•
Distributable Cash Flow attributable to noncontrolling interests in our other non-wholly-owned subsidiaries is subtracted from consolidated Distributable Cash Flow to calculate Distributable Cash Flow attributable to partners.

Pro forma distributions to partners include actual distributions to legacy ET partners, as well as pro forma distributions to legacy ETO partners. Pro forma distributions to ETO partners are calculated assuming (i) historical ETO common units converted under the terms of the ETO Merger and (ii) distributions on such converted common units were paid at the historical rate paid on ET Common Units.
Pro forma Common Units outstanding include actual Common Units outstanding, in addition to Common Units assumed to be issued in the ETO Merger, which are based on historical ETO common units converted under the terms of the ETO Merger.

(b)
Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, other than ETO, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of ET in respect of such period.

(c)
The amounts reflected for the nine months ended September 30, 2018 includes distributions to unitholders who elected to participate in a plan to forgo a portion of their future potential cash distributions on common units and reinvest those distributions in ETE Series A convertible preferred units representing limited partner interests in the Partnership for the nine months ended September 30, 2018. The quarter ended March 31, 2018 was the final quarter of participation in the plan.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)
As a result of the ETO Merger in October 2018, our reportable segments were reevaluated during the quarter ended December 31, 2018 and currently reflect the following segments.

	Three Months Ended September 30,
	2019	2018
Segment Adjusted EBITDA:
Intrastate transportation and storage	$235	$221
Interstate transportation and storage	442	459
Midstream	411	434
NGL and refined products transportation and services	667	498
Crude oil transportation and services	700	682
Investment in Sunoco LP	192	208
Investment in USAC	104	90
All other	35	(15)
Adjusted EBITDA (consolidated)	$2,786	$2,577
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
Intrastate Transportation and Storage

	Three Months Ended September 30,
	2019	2018
Natural gas transported (BBtu/d)	12,560	12,146
Revenues	$764	$922
Cost of products sold	501	638
Segment margin	263	284
Unrealized gains on commodity risk management activities	19	(12)
Operating expenses, excluding non-cash compensation expense	(48)	(51)
Selling, general and administrative expenses, excluding non-cash compensation expense	(7)	(7)
Adjusted EBITDA related to unconsolidated affiliates	7	6
Other	1	1
Segment Adjusted EBITDA	$235	$221
Transported volumes increased primarily due to increased utilization of our Texas pipelines.
Segment Adjusted EBITDA. For the three months ended September 30, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:

•	an increase of $9 million in transportation fees primarily due to increased utilization of our Texas pipelines;

•	an increase of $2 million in realized natural gas sales and other due to higher realized gains from pipeline optimization activity; and

•	an increase of $1 million in realized storage margin primarily due to higher storage fees; partially offset by

•	a decrease of $2 million in retained fuel revenue primarily due to lower gas prices.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2019	2018
Natural gas transported (BBtu/d)	11,407	10,155
Natural gas sold (BBtu/d)	17	18
Revenues	$479	$445
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(141)	(104)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(17)	(20)
Adjusted EBITDA related to unconsolidated affiliates	124	135
Other	(3)	3
Segment Adjusted EBITDA	$442	$459
Transported volumes increased as a result of the following: the Rover pipeline being placed fully in-service in November 2018; production increases in the Haynesville Shale and deliveries to intrastate markets resulting in increased deliveries off of our Tiger pipeline; and increased utilization of higher contracted capacity on the Panhandle and Trunkline pipelines.
Segment Adjusted EBITDA. For the three months ended September 30, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impacts of the following:

•
an increase of $37 million in operating expenses primarily due to an increase to ad valorem expenses of $48 million on the Rover pipeline system due to placing the final portions of this asset into service, partially offset by $5 million in lower maintenance expenditures and $4 million in lower storage lease expenses on our Panhandle system due to lower leased capacity; and

•
a decrease in EBITDA from unconsolidated affiliates of $11 million primarily resulting from a $7 million decrease due to lower earnings from MEP as a result of lower capacity being re-contracted and lower rates on expiring contracts, and a $3 million decrease due to Citrus resulting from the Texas Brine settlement being received in 2018; partially offset by

•	an increase of $24 million in reservation fees from placing the Rover pipeline fully in-service and $7 million from increased utilization of our Transwestern and Trunkline pipelines; and

•	an increase of $4 million in interruptible transportation volumes due to improved market conditions on our Rover, Transwestern, Trunkline and Panhandle pipeline systems.

Midstream

	Three Months Ended September 30,
	2019	2018
Gathered volumes (BBtu/d)	13,955	12,774
NGLs produced (MBbls/d)	574	583
Equity NGLs (MBbls/d)	30	32
Revenues	$1,580	$2,253
Cost of products sold	953	1,631
Segment margin	627	622
Operating expenses, excluding non-cash compensation expense	(202)	(179)
Selling, general and administrative expenses, excluding non-cash compensation expense	(21)	(19)
Adjusted EBITDA related to unconsolidated affiliates	6	9
Other	1	1
Segment Adjusted EBITDA	$411	$434
Gathered volumes increased primarily due to new production in the Northeast, South Texas and Permian regions. For the three months ended September 30, 2019 compared to the same period last year, NGL production decreased due to ethane rejection in the South Texas and North Texas regions.
Segment Adjusted EBITDA. For the three months ended September 30, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased slightly due to the net effects of the following:

•
a decrease of $54 million in non-fee-based margin due to lower NGL prices of $51 million and lower gas prices of $14 million, partially offset by an increase of $11 million from increased throughput volumes in the Permian region;

•	an increase of $2 million in selling, general and administrative expenses due to an increase in allocated overhead costs; and

•	an increase of $23 million in operating expenses primarily due to increases in outside services, maintenance project costs, and employee costs; partially offset by

•	an increase of $59 million in fee-based margin due to volume growth in the Northeast, Permian and South Texas regions, offset by declines in the Mid-Continent/Panhandle regions.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2019	2018
NGL transportation volumes (MBbls/d)	1,346	1,086
Refined products transportation volumes (MBbls/d)	552	627
NGL and refined products terminal volumes (MBbls/d)	963	858
NGL fractionation volumes (MBbls/d)	713	567
Revenues	$2,878	$3,063
Cost of products sold	1,962	2,429
Segment margin	916	634
Unrealized losses on commodity risk management activities	(81)	26
Operating expenses, excluding non-cash compensation expense	(167)	(168)
Selling, general and administrative expenses, excluding non-cash compensation expense	(22)	(17)
Adjusted EBITDA related to unconsolidated affiliates	24	23
Other	(3)	—
Segment Adjusted EBITDA	$667	$498
NGL transportation volumes increased as throughput barrels on our Texas NGL pipeline system increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions. In addition, NGL transportation volumes on our Northeast assets increased due to the initiation of service on the Mariner East 2 pipeline system.
Refined products transportation volumes decreased primarily due to the closure of the Philadelphia Energy Services refinery during the third quarter of 2019.
NGL and refined products terminal volumes increased primarily due to the initiation of service on our Mariner East 2 pipeline which commenced operations in the fourth quarter of 2018.
Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased primarily due to the commissioning of our fifth and sixth fractionators in July 2018 and February 2019, respectively.
Segment Adjusted EBITDA. For the three months ended September 30, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to net impacts of the following:

•
an increase of $152 million in transportation margin primarily due to an $87 million increase resulting from the initiation of service on our Mariner East 2 pipeline in the fourth quarter of 2018, a $54 million increase resulting from higher throughput volumes received from the Permian region on our Texas NGL pipelines, and an $11 million increase due to higher throughput volumes received from the Barnett and Southeast Texas regions;

•	an increase of $45 million in terminal services margin primarily due to the initiation of service on our Mariner East 2 pipeline in the fourth quarter of 2018;

•
an increase of $30 million in fractionation and refinery services margin primarily resulting from the commissioning of our sixth fractionator in February 2019 and higher NGL volumes from the Permian region feeding our Mont Belvieu fractionation facility. This increase was partially offset by a $3 million decrease resulting from a reclassification between our fractionation and storage margins; and

•
an increase of $7 million in storage margin primarily due to a $3 million increase from throughput pipeline fees collected at our Mont Belvieu storage facility, a $3 million increase resulting from a reclassification between our storage and fractionation margins; partially offset by

•
a decrease of $59 million in marketing margin primarily due to lower optimization gains resulting from less favorable market conditions and an $8 million write down on the value of stored NGL inventory; and

•	an increase of $5 million in selling, general and administrative expenses due to a $3 million increase in allocated overhead costs and a $2 million increase in legal fees.

Crude Oil Transportation and Services

	Three Months Ended September 30,
	2019	2018
Crude transportation volumes (MBbls/d)	4,661	4,276
Crude terminals volumes (MBbls/d)	1,905	2,134
Revenues	$4,453	$4,438
Cost of products sold	3,620	3,494
Segment margin	833	944
Unrealized losses on commodity risk management activities	(2)	(118)
Operating expenses, excluding non-cash compensation expense	(110)	(126)
Selling, general and administrative expenses, excluding non-cash compensation expense	(21)	(22)
Adjusted EBITDA related to unconsolidated affiliates	1	4
Other	(1)	—
Segment Adjusted EBITDA	$700	$682
Crude transportation and terminal volumes benefited from an increase in barrels through our existing Texas pipelines and our Bakken pipeline. Crude terminal volumes decreased for the three month period as a result of the closure of a refinery that was the primary customer utilizing one of our northeast crude terminals.
Segment Adjusted EBITDA. For the three months ended September 30, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impacts of the following:

•
an increase of $5 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $63 million increase from higher throughput on our Texas crude pipeline system primarily due to increased production from the Permian region, a $90 million increase from higher throughput on the Bakken pipeline, and a $6 million increase from higher ship loading and tank rental fees at our Nederland terminal; partially offset by a $106 million decrease (excluding a net change of $116 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business primarily resulting from non-cash inventory valuation adjustments and lower basis differentials between the Permian producing region and the Nederland terminal on the Gulf Coast, as well as a $5 million decrease due to lower throughput volumes at our refinery terminal in the Northeast. The remainder of the offsetting decrease was primarily attributable to a change in the presentation of certain intrasegment transactions, which were eliminated in the current period presentation but were shown on a gross basis in revenues and operating expenses in the prior period;

•	a decrease of $16 million in operating expenses primarily due to the impact of certain intrasegment transactions discussed above, partially offset by a $17 million increase in ad valorem taxes; and

•	a decrease of $3 million in Adjusted EBITDA related to unconsolidated affiliates due to lower margin from jet fuel sales by our joint ventures.

Investment in Sunoco LP

	Three Months Ended September 30,
	2019	2018
Revenues	$4,331	$4,761
Cost of products sold	4,039	4,428
Segment margin	292	333
Unrealized losses on commodity risk management activities	(1)	—
Operating expenses, excluding non-cash compensation expense	(94)	(106)
Selling, general and administrative expenses, excluding non-cash compensation expense	(36)	(30)
Adjusted EBITDA related to unconsolidated affiliates	1	—
Inventory valuation adjustments	26	7
Other	4	4
Segment Adjusted EBITDA	$192	$208
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended September 30, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment decreased due to the net impacts of the following:

•
a decrease of $23 million in segment margin, excluding inventory valuation adjustments and unrealized gains and losses on commodity risk management activities, primarily due to a one-time benefit of approximately $25 million related to a cash settlement with a fuel supplier in the prior period, partially offset by an increase in motor fuel gallons sold; partially offset by

•	a net decrease of $6 million in operating expenses and selling, general and administrative expenses, excluding non-cash compensation, primarily as a result of lower lease expense and utilities.
Investment in USAC

	Three Months Ended September 30,
	2019	2018
Revenues	$175	$169
Cost of products sold	23	24
Segment margin	152	145
Operating expenses, excluding non-cash compensation expense	(35)	(42)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(15)
Other	—	2
Segment Adjusted EBITDA	$104	$90
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended September 30, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impacts of the following:

•	an increase of $7 million in segment margin primarily due to an increase in demand for compression services driven by increased U.S. production of crude oil and natural gas;

•
a decrease of $7 million in operating expenses primarily due to a $3 million decrease in outside maintenance services, a $2 million decrease in ad valorem taxes primarily due to prior year refunds received in the current period, a $2 million decrease in direct labor costs, and a $1 million decrease in indirect expenses, such as transportation and freight, partially offset by a $3 million increase in parts and fluids expenses as a result of higher revenue generating horsepower; and

•	a decrease of $2 million in selling, general and administrative expenses primarily due to transaction related expenses as a result of transactions completed during 2018.
All Other

	Three Months Ended September 30,
	2019	2018
Revenues	$441	$525
Cost of products sold	393	500
Segment margin	48	25
Unrealized gains on commodity risk management activities	1	7
Operating expenses, excluding non-cash compensation expense	(39)	(9)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(35)
Adjusted EBITDA related to unconsolidated affiliates	—	2
Other and eliminations	36	(5)
Segment Adjusted EBITDA	$35	$(15)
Segment Adjusted EBITDA. For the three months ended September 30, 2019 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased due to the net impacts of the following:

•	an increase of $3 million from power trading activities;

•	an increase of $5 million in optimized gains on residue gas sales;

•	an increase of $5 million from settled derivatives;

•	an increase of $6 million from the recognition of deferred revenue related to a bankruptcy; and

•
a decrease of $24 million in selling, general and administrative expenses, which includes a decrease of $9 million in merger and acquisition expenses, a decrease of $6 million in professional fees, and a decrease of $4 million in insurance expenses.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of ETO’s revolving credit facilities. We also have other consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at September 30, 2019	Maturity Date
ETO Five-Year Revolving Credit Facility	$5,000	$2,315	December 1, 2023
ETO 364-Day Revolving Credit Facility	1,000	1,000	November 29, 2019
	$6,000	$3,315

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended September 30,
	2019	2018
Equity in earnings of unconsolidated affiliates:
Citrus	$44	$42
FEP	15	14
MEP	1	7
Other	22	24
Total equity in earnings of unconsolidated affiliates	$82	$87

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$92	$96
FEP	19	19
MEP	13	20
Other	37	44
Total Adjusted EBITDA related to unconsolidated affiliates	$161	$179

Distributions received from unconsolidated affiliates:
Citrus	$54	$52
FEP	20	18
MEP	7	9
Other	22	34
Total distributions received from unconsolidated affiliates	$103	$113

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, our non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended September 30,
	2019	2018
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$683	$565
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	378	291

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$647	$531
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	364	277
Below is our current ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ET Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various

(a)
Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of Adjusted EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.

(b)
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.

(c)	Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.

(d)
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.

(e)	Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.